Exhibit 99.2

FTI CONSULTING, INC.

POLICY STATEMENT ON INSIDE INFORMATION

AND INSIDER TRADING

Amended and Restated Effective as of May 14, 2008

FTI Consulting, Inc. and its subsidiaries (“FTI”), have adopted this Policy to guide Directors or employees who are likely to have information about FTI that is not generally available to the public. Statements reflecting this Policy have been filed publicly with the SEC and are available on FTI’s public website.

Under federal securities laws, it is unlawful for persons with “insider information” (as described below) about FTI to trade shares of FTI’s securities (“insider trading”). The purpose of this Policy Statement is to reaffirm FTI’s policies regarding the protection of material, non-public and other confidential information, the stringent ethical and legal prohibitions against insider trading and tipping, and the expected standards of conduct of all FTI personnel with respect to these highly sensitive matters. This Policy explains your obligations under the law and FTI’s policies. Every Director, employee (including officers) and consultants should read this Policy carefully and take the utmost care to comply with the Policy at all times.

I.	SUMMARY OF POLICY

To avoid even the appearance of impropriety, all rules set forth in this Policy will apply to Directors, employees or consultants of FTI, as well as all members of their family (including in-laws) who reside in the same household and any other person over whom the Director, employee or consultant exercises substantial control over securities trading decisions. This Policy also applies to any trust or other estate in which a Director, employee or consultant has a substantial beneficial interest or as to which he or she serves as trustee or in a similar fiduciary capacity.

FTI’s Policy regarding securities trading can be summarized by four cardinal rules:

1.	You may not trade in securities of FTI (or any other public company) at any time that you possess material, non-public (what is described below as “inside”) information about FTI (or about such other public company) that you acquired directly or indirectly by virtue of your association with FTI or your work for one of our clients.

2.	You may not convey to any other person (“tip”) inside information regarding FTI (or any other public company).

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3.	Assuming you do not possess inside information concerning FTI, if you are: (i) a member of the Board of Directors of FTI, (ii) an officer of FTI holding the office of Vice President or higher, (iii) an employee of FTI working in either the Corporate Headquarters of FTI or the Corporate Controller’s Office, or (iv) certain other employees or consultants designated by the Chief Financial Officer who have access to a range of financial and other sensitive information about FTI or who are asked to work on sensitive projects or transactions, or who gain access to material non-public information in connection with a specific project or transaction (the “Restricted Employees”), you may trade in securities of FTI only:

a)

during the period beginning immediately before the stock market opens on the third business day after the release of FTI’s quarterly and annual earnings and ending on the 20th day of the month prior to the close of each fiscal quarter and fiscal year (the “trading window”) (For the avoidance of doubt, for the purpose of determining the day earnings are released by FTI, if earnings are released (A) prior to the market opening, the public release of earnings for a quarter or fiscal year end shall be deemed to have occurred the date of such public release of earnings and (B) after the market opens, the public release of earnings for a quarter or fiscal year end shall be deemed to have occurred the day following the date of such public release of earnings);

b)	from the beginning of the third business day after any public release of material information; and

c)	during any period, subject to (a) and (b) above, when you are not aware that FTI expects to make a public release of material information in the near future.

4.	If you are a Director, officer or Restricted Employee, you must — in addition to trading only within the trading window — obtain prior approval from FTI’s Chief Compliance Officer before making any trade in FTI’s securities.

Notwithstanding the foregoing, the exercise of stock options for cash and bona fide gifts of securities of FTI (subject to certain exceptions described below) are permitted at all times. Section III below contains FTI’s complete Policy Statement on inside information and insider trading.

II.	INSIDE INFORMATION

A.	What is Inside Information?

“Inside” information is any material information about FTI (or any other public company) that is not available to the public. Information generally becomes available to the public when it has been disclosed by FTI or third parties in a press release or other public statement, including

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any filing with the Securities and Exchange Commission (the “SEC”). In general, information is considered to have been made available to the public two business days after the formal release of the information. In other words, there is a presumption that the public needs two business days to receive and absorb such information.

B.	What is Material Information?

As a general rule, information about FTI (or any other public company) is material if it could reasonably be expected to affect someone’s decision to buy, hold, or sell its securities. For example, information generally is considered “material” if its disclosure to the public would be reasonably likely to affect (1) an investor’s decision to buy or sell the securities of that company that the information concerns, or (2) the market price of that company’s securities. Some examples of material information that you may encounter include the following: (a) a merger or acquisition involving FTI or another public company; (b) information regarding FTI’s revenues or earnings; (c) pending regulatory action or major litigation concerning FTI; (d) the public or private sale of additional securities of FTI; (e) a tender offer by FTI for another company’s securities or by a third party for FTI’s securities; (f) major management changes; or (g) the awarding or loss of a significant contract.

It can sometimes be difficult to know whether information would be considered “material.” The determination of whether information is material is almost always made after the fact, when the effect of that information on the market can be quantified. Although you may have information about FTI that you do not consider material, federal regulators and others may conclude that such information was material. Therefore, trading in FTI’s securities when you possess non-public information about FTI can be risky. When doubt exists, the information should be presumed to be material. If you are unsure whether information of which you are aware is material or non-public, you should consult with FTI’s Chief Compliance Officer.

C.	What are the Reasons for Maintaining Confidentiality?

FTI has ethical and legal responsibilities to maintain the confidence of its shareholders and of the public securities markets generally, to protect as valuable assets confidential information developed by or entrusted to FTI, and to ensure that FTI employees do not derive improper benefits through the misuse of FTI assets. Although FTI respects the right of each of its employees to engage in investment activities and encourages employees to become and remain shareholders of FTI, it is important that such activities avoid any appearance of impropriety and remain in full compliance with the law.

The federal securities laws strictly prohibit any person who obtains inside information and has a duty not to disclose it from using such information in connection with the purchase or sale of securities. You have three main duties related to trading: (1) a duty not to place or execute trades in securities of FTI while in possession of material, non-public information regarding FTI;

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(2) a duty not to place or execute trades in securities of other companies while in possession of material, non-public information regarding those companies that is learned as a result of business dealings between FTI and other companies; and (3) a duty not to communicate such information to anyone outside FTI (what is commonly referred to as “tipping”) and to take steps to prevent the inadvertent disclosure of such information to outsiders.

Whether information is obtained in the course of employment, from friends, relatives, acquaintances or strangers, or from overhearing the conversations of others, trading based on inside information is prohibited and violates the law. Congress enacted this prohibition because the integrity of the securities markets would be seriously undermined if the “deck were stacked” against persons not aware of such information. Moreover, your failure to maintain the confidentiality of material non-public information about FTI could damage FTI’s reputation and greatly harm FTI’s ability to conduct and grow its business. You could be fired for disclosing or trading on material non-public information. In addition, as discussed below, you also could be exposed to significant civil penalties and criminal charges.

D.	What is the Penalty for Insider Trading?

Trading on inside information is a crime. Penalties for insider trading could include fines of up to $5,000,000 and 20 years in jail for individuals. In addition, the SEC may seek the imposition of a civil penalty of up to three times the profits made or losses avoided from trading on inside information. Those who trade on inside information also must return any profits made, and they are often subject to an injunction against future violations. Finally, under some circumstances, people who trade on inside information may be subjected to civil liability in private lawsuits.

Employers and other controlling persons (including supervisory personnel) also are at risk under federal law. Controlling persons may, among other things, face civil penalties of the greater of $1,000,000 or three times the profits made or losses avoided by the trader, or criminal penalties of up to $25,000,000, if they recklessly fail to take preventive steps to control insider trading.

The SEC and the Department of Justice have committed large staffs, computer investigative techniques, and other resources to the detection and prosecution of insider trading cases. Criminal prosecution and the imposition of fines and/or imprisonment is commonplace.

For all of the above reasons, both you and FTI have a significant interest in ensuring that insider trading is scrupulously avoided.

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E.	How Should Material Information be Safeguarded?

Before material information relating to FTI or its business has been disclosed to the general public, it must be kept in strict confidence. Such information should be discussed only with persons who have a “need to know” and should be confined to as small a group as possible. The utmost care and circumspection must be exercised at all times. Therefore, conversations in public places, such as elevators, restaurants and airplanes, should be limited to matters that do not involve information of a sensitive or confidential nature.

To ensure that FTI confidences are protected to the maximum extent possible, no individuals other than specifically authorized personnel may release material information to the public or respond to inquiries from the media, analysts, or others outside FTI. If you are contacted by the media or by an analyst seeking information about FTI, and if you have not been expressly authorized by FTI’s Chairman of the Board, Chief Executive Officer, President, Chief Operating Officer or Chief Financial Officer to provide information to the media or to analysts, you should refer the call to one of these senior officers of FTI.

III.	STATEMENT OF POLICY

1.	For purposes of this Policy, all references to “you” shall mean FTI Director, employee or consultant and any family member (including in-laws) of such FTI Director, employee or consultant residing in the same household as such FTI Director, employee or consultant (each of the foregoing, an “Immediate Family member”), as well as any other person over whom a Director, employee or consultant exercises substantial control over his, her or its securities trading decisions and any trust, partnership or other entity (including a charitable trust or foundation) of which you or any Immediate Family member is a trustee, director, general partner or officer (each of the foregoing, a “Related Entity”).

2.	You may not buy or sell the securities of FTI (or any other company) when you are in possession of material non-public information concerning FTI (or such other company), which you acquired directly or indirectly by virtue of your association with FTI or your work for one of our clients. The insider trading rules apply both to securities purchases (to make a profit based on good news) and securities sales (to avoid a loss based on bad news), regardless of how or from whom the material non-public information has been obtained.

3.	If you are a member of the Board of Directors of FTI, an officer of FTI holding the office of Vice President or higher, an employee of FTI working in either the Headquarters of FTI or the Controller’s Office, or certain other employees or consultants designated by the Chief Financial Officer who have access to a range of financial and other sensitive information about FTI or who are asked to work on sensitive projects or transactions, or

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who gain access to material non-public information in connection with a specific project or transaction (the “Restricted Employees”), you may trade in securities of FTI only during the period beginning immediately before the stock market opens on the third business day after the public release of FTI’s quarterly and annual earnings and ending on the 20th day of the month prior to the close of each fiscal quarter and fiscal year (the “trading window”), so long as you are not trading in violation of the Policy set forth in paragraph 2 above. For the avoidance of doubt, for the purpose of determining the day earnings are released by FTI, if earnings are released (A) prior to the market opening, the public release of earnings for a quarter or fiscal year end shall be deemed to have occurred the date of such public release of earnings and (B) after the market opens, the public release of earnings for a quarter or fiscal year end shall be deemed to have occurred the day following the date of such public release of earnings). The Company may on occasion close the trading window at different times, or keep the trading window closed for a longer period, in its sole determination.

4.	If you are a Director, officer or Restricted Employee, in addition to complying with paragraphs 2 and 3 of this Policy, you must obtain prior approval from FTI’s Chief Compliance Officer before you buy or sell any of FTI’s securities. If approval is denied, the fact of such denial must be kept confidential by the person requesting such clearance.

5.	Members of the Board of Directors of FTI or executive officers of FTI (a “Section 16 Person”), must report each transaction in securities of FTI to the Chief Compliance Officer, orally or in writing, no later than one day after such transaction (see Exhibit I attached hereto for a suggested written notification). You will be notified if you are a Section 16 Person.

6.	This Policy also applies to all former, temporary or retired officers, Directors or employees of FTI and its independent contractors.

7.	You may not convey or “tip” material non-public information to any other person by providing them with material non-public information regarding FTI’s securities or assisting them in any way. The concept of unlawful tipping includes passing on such information to friends, family members or acquaintances under circumstances that suggest that you were trying to help them make a profit or avoid a loss. You may, of course, provide such information to other FTI employees on a “need to know” basis in the course of performing your job with FTI.

8.	Derivative securities and hedging activities may put your personal interests and objectives in conflict with the best interests of the Company and its stockholders. Absent the prior written consent of the Chief Executive Officer or the Chief Compliance Officer of the Company, individuals who are subject to this Policy Statement on Inside Information and Insider Trading, may not purchase, sell and trade-in options (including publicly traded

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options), warrants, puts and calls, or similar instruments, or engage in derivative securities involving or relating to the Company’s securities. In addition, without the prior written consent of the Chief Executive Officer or the Chief Compliance Officer, hedging or monetization transactions such as zero-cost collars and forward sale contracts that allow a person to lock in a portion of the value of his or her shares, often in exchange for all or part of the potential for upside appreciation in the shares, are prohibited. Any person wishing to request a waiver of the foregoing prohibitions, must submit such request through the Company’s General Counsel at least one week prior to the proposed execution of documents relating to the proposed transaction. The Chief Executive Officer and Chief Compliance Officer may deny any request for a waiver in his or her sole discretion.

No Director, employee or consultant shall engage in a short sale or take an equivalent position in the Company’s shares. Furthermore, Section 16(c) of the Securities Exchange Act of 1934 (the “Exchange Act”) prohibits Section 16 Persons from engaging in short sales. A short sale is a sale of securities not owned by the seller, or if owned, not delivered against such sale within 20 days thereafter (a “short against the box”). Transactions in certain put and call options for the Company’s securities may in some instances constitute a short sale.

Company securities held in a margin account may be sold without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral or a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material non-public information or otherwise is not permitted to trade in Company securities, Directors, employees and consultants are prohibited from holding Company securities in a margin account or pledging Company securities as collateral or security.

9.	If you are a Director, officer or Restricted Employee, you may make bona fide gifts of securities of FTI regardless of whether the trading window is open, so long as you obtain the prior approval of FTI’s Chief Compliance Officer, and (a) in the case of a gift to a charitable organization, neither you nor any of your Immediate Family Members is a trustee, director, officer or employee of the charitable organization, and (b) in the case of gifts to family members or a Related Entity, the family member or Related Entity agrees not to sell the securities of FTI except during a trading window.

10.	All Directors, employees and consultants of FTI will at all times observe the foregoing policies and procedures. Your failure to do so will be grounds for dismissal or other disciplinary action.

11.	You must promptly report to FTI’s Chief Compliance Officer any trading in FTI’s securities (or the securities of any other public company) by FTI personnel or disclosure of material non-public information by FTI personnel that you have reason to believe may violate this Policy or the securities laws.

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IV.	CERTIFICATION

Please sign, date, and return the following Certification stating that you received FTI’s Policy Statement on Inside Information and Insider Trading and you agree to comply with it. Please note that you are bound by the Policy Statement whether or not you sign the Certification.

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CERTIFICATION

The undersigned hereby certifies that he or she:

a.	has read and understands the Policy Statement on Inside Information and Securities Insider Trading and related procedures, a copy of which was distributed with this certificate and understands its contents;

b.	since employment or other business relationship commenced with FTI, has complied with the foregoing Policy and procedures;

c.	will continue to comply with the policies and procedures set forth in the Policy Statement;

Signature:

Name:
(please print)

Department or Title:

Date:

Last Amended September 17, 2004

EXHIBIT I

FTI Consulting, Inc.

“SECTION 16” CONFIDENTIAL MEMORANDUM

To:	Chief Compliance Officer
From:
Date:
Subject:	Securities Transaction Report

On                     ,         , my security holdings of FTI Consulting, Inc. changed as follows:

Number of shares of Common Stock ____________________		Number of Stock Options ________________________
Date of Transaction _________________________________		Date of Transaction _____________________________
acquired	sold	acquired	sold
transferred	other	exercised	other

Number of Warrants		Other FTI Securities (type and number) _____________
Date of Transaction _________________________________		Date of Transaction _____________________________
acquired	sold	acquired	sold
transferred	other	transferred	other

If any acquisition or transfer was effected indirectly (e.g., by or for your spouse or other family member, through an individual or entity who has agreed with you to acquire or transfer the securities on your behalf, etc., or by or for an entity of which you are a partner, member or 5% or greater stockholder), in addition to the above information, please identify the person through whom the transaction was effected and your relationship with such person:

Name of Individual or Entity:

Relationship with you:

(Signed)	(please print)

THIS REPORT IS DUE NO LATER THAN ONE CALENDAR DAY AFTER THE DATE OF EACH TRANSACTION IN WHICH A CHANGE IN BENEFICIAL STOCK OWNERSHIP OCCURS, EITHER DIRECTLY OR INDIRECTLY. IF APPLICABLE, A FORM 4 WILL BE PREPARED FOR YOUR SIGNATURE AND WILL BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BY THE SECOND DAY AFTER THE TRANSACTION OCCURRED.